                                                                     Exhibit 4.3

                    PREFERRED SECURITIES GUARANTEE AGREEMENT

                                 BY AND BETWEEN

                          METROPOLITAN FINANCIAL CORP.

                                       AND

                            WILMINGTON TRUST COMPANY

                                  MAY 14, 1999

                                TABLE OF CONTENTS

                                                                                                       Page No.
ARTICLE I                    DEFINITIONS AND INTERPRETATION                                               1
   Section 1.1               Definitions and Interpretation                                               1
ARTICLE II                   TRUST INDENTURE ACT                                                          6
   Section 2.1               Trust Indenture Act; Application                                             6
   Section 2.2               Lists of Holders of Securities                                               6
   Section 2.3               Reports by the Preferred Guarantee Trustee                                   6
   Section 2.4               Periodic Reports to Preferred Guarantee Trustee                              6
   Section 2.5               Evidence of Compliance with Conditions Precedent                             7
   Section 2.6               Events of Default; Waiver                                                    7
   Section 2.7               Event of Default; Notice                                                     7
   Section 2.8               Conflicting Interests                                                        8
ARTICLE III                  POWERS, DUTIES AND RIGHTS OF PREFERRED GUARANTEE TRUSTEE                     8
   Section 3.1               Powers And Duties of The Preferred Guarantee Trustee                         8
   Section 3.2               Certain Rights of Preferred Guarantee Trustee                                10
   Section 3.3               Not Responsible For Recitals or Issuance of Guarantee                        12
ARTICLE IV                   PREFERRED GUARANTEE TRUSTEE                                                  12
   Section 4.1               Preferred Guarantee Trustee; Eligibility                                     12
   Section 4.2               Appointment, Removal and Resignation of Preferred Guarantee Trustees         12
ARTICLE V                    GUARANTEE                                                                    13
   Section 5.1               Guarantee                                                                    13
   Section 5.2               Waiver of Notice and Demand                                                  14
   Section 5.3               Obligations Not Affected                                                     14
   Section 5.4               Rights of Holders                                                            15

                                TABLE OF CONTENTS

                                                                                                       Page No.
   Section 5.5               Guarantee of Payment                                                         15
   Section 5.6               Subrogation                                                                  15
   Section 5.7               Independent Obligations                                                      15
ARTICLE VI                   LIMITATION OF TRANSACTIONS; SUBORDINATION                                    16
   Section 6.1               Limitation of Transactions                                                   16
   Section 6.2               Ranking                                                                      16
ARTICLE VII                  TERMINATION                                                                  16
   Section 7.1               Termination                                                                  16
ARTICLE VIII                 INDEMNIFICATION                                                              17
   Section 8.1               Exculpation                                                                  17
   Section 8.2               Indemnification                                                              17
ARTICLE IX                   MISCELLANEOUS                                                                18
   Section 9.1               Successors and Assigns                                                       18
   Section 9.2               Amendments                                                                   18
   Section 9.3               Notices                                                                      18
   Section 9.4               Benefit                                                                      19
   Section 9.5               Governing Law                                                                19

                           CROSS REFERENCE TABLEfSele

SECTION OF TRUST INDENTURE                                  SECTION OF GUARANTEE AGREEMENT
ACT OF 1939, AS AMENDED
310(a)                                                      4.1 (a)
3 10(b)                                                     4.1 (c), 2.8
310(c)                                                      Not Applicable
31 l(a)                                                     2.2(b)
31 1 (b)                                                    2.2(b)
31 1 (c)                                                    Not Applicable
312(a)                                                      2.2(a)
312(b)                                                      2.2(b)
313                                                         2.3
314(a)                                                      2.4
314(b)                                                      Not Applicable
314(c)                                                      2.5
314(d)                                                      Not Applicable
314(e)                                                      1.1,2.5,3.2
314(f)                                                      2.1,3.2
315(a)                                                      3. 1 (d)
315(b)                                                      2.7
315(c)                                                      3.1
315(d)                                                      3. 1 (d)
315(e)                                                      Not Applicable
316(a)                                                      1.1,2.6, 5.4
316(b)                                                      5.1, 5 3
317(a)                                                      3.1

                             CROSS REFERENCE TABLE

317(b)                                                      Not Applicable
318(a)                                                      2.1
318(b)                                                      2.1
318(c)                                                      2.1

Note: This Cross-Reference Table does not constitute part of this Agreement and shall not affect the interpretation of any of its terms or provisions

                    PREFERRED SECURITIES GUARANTEE AGREEMENT

         THIS PREFERRED SECURITIES GUARANTEE AGREEMENT (this "Preferred Securities Guarantee"), dated as of May 14, 1999, is executed and delivered by METROPOLITAN FINANCIAL CORP., an Ohio corporation (the "Guarantor"), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee (the "Preferred Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of Metropolitan Capital Trust II, a Delaware statutory business trust (the "Trust").

                                    RECITALS

         WHEREAS, pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"), dated as of May 14, 1999, among the trustees of the Trust named herein, the Guarantor, as depositor, and the holders from time to time of undivided beneficial interests in the assets of the Trust, the Trust is issuing preferred securities, having an aggregate liquidation amount of $10 per share, designated the 9.5% Cumulative Trust Preferred Securities (the "Preferred Securities") representing undivided beneficial ownership interests in the assets of the Trust and having the terms set forth in the Trust Agreement;

         WHEREAS, the Preferred Securities will be issued by the Trust and the proceeds thereof, together with the proceeds from the issuance of the Trust's Common Securities, will be used to purchase the Junior Subordinated Debentures due 2029 (the "Junior Subordinated Debentures") of the Guarantor which will be deposited with Wilmington Trust Company, as Property Trustee under the Trust Agreement, as trust assets; and

         WHEREAS, as an incentive for the Holders to purchase the Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Preferred Securities Guarantee, to pay to the Holders of the Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Preferred Securities Guarantee for the benefit of the Holders.

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

SECTION 1. 1  DEFINITIONS AND INTERPRETATION.

         In this Preferred Securities Guarantee, unless the context otherwise requires:

         (a) capitalized terms used in this Preferred Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1. 1;

         (b) terms defined in the Trust Agreement in effect on the date of execution of this Preferred Securities Guarantee have the same meaning when used in this Preferred Securities Guarantee unless otherwise defined herein;

         (c) a term defined anywhere in this Preferred Securities Guarantee has the same meaning throughout;

         (d) all references to "the Preferred Securities Guarantee" or "this Preferred Securities Guarantee" are to this Preferred Securities Guarantee as modified, supplemented or amended from time to time;

         (e) all references in this Preferred Securities Guarantee to Articles and Sections are to Articles and Sections of this Preferred Securities Guarantee, unless otherwise specified;

         (f) a term defined in the Trust Indenture Act has the same meaning when used in this Preferred Securities Guarantee, unless otherwise defined in this Preferred Securities Guarantee or unless the context otherwise requires; and

         (g) a reference to the singular includes the plural and vice versa.

         "Affiliate" has the same meaning as given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

         "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York are authorized or required by law, executive order or regulation to close or a day on which the Corporate Trust Office of the Preferred Guarantee Trustee is closed for business.

         "Corporate Trust Office" means the office of the Preferred Guarantee Trustee at which the corporate trust business of the Preferred Guarantee Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Agreement is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.

         "Covered Person" means any Holder or beneficial owner of Preferred Securities.

         "Debentures" means the 9.5% Junior Subordinated Debentures due 2029, of the Debenture Issuer held by the Property Trustee of the Trust.

         "Debenture Issuer" means the Guarantor.

         "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent: (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all indebtedness of such person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payments of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Preferred Securities Guarantee.

         "Guarantor" means Metropolitan Financial Corp., an Ohio corporation.

         "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by the Trust: (i) any accrued and unpaid Distributions (as defined in the Trust Agreement) that are required to be paid on such Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Redemption Price"), to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Debentures to the Holders in exchange for Preferred Securities as provided in the Trust Agreement or a redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Preferred Securities to the date of payment, to the extent the Trust shall have funds available therefor (the "Liquidation Distribution"), and (b) the amount of assets of the Trust remaining available for distribution to Holders in liquidation of the Trust.

         "Holder" shall mean any holder, as registered on the books and records of the Trust, of any Preferred Securities; provided, however, that, in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor or any Affiliate of the Guarantor.

         "Indemnified Person" means the Preferred Guarantee Trustee, any Affiliate of the Preferred Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Preferred Guarantee Trustee.

         "Indenture" means the Indenture dated as of May 14, 1999, among the Debenture Issuer and Wilmington Trust Company, as trustee, and any indenture supplemental thereto pursuant to which certain subordinated debt securities of the Debenture Issuer are to be issued to the Property Trustee of the Trust.

         "Junior Subordinated Debentures" shall have the meaning set forth in the Recitals hereto.

         "Liquidation Distribution" has the meaning provided therefor in the definition of Guarantee Payments.

         "Majority in liquidation amount of the Preferred Securities" means the holders of more than 50% of the liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all of the Outstanding Preferred Securities.

         "Officers' Certificate" means, with respect to any Person, a certificate signed by two authorized officers of such Person. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Preferred Securities Guarantee shall include:

         (a) a statement that each officer signing the Officers' Certificate has read the covenant or condition and the definitions relating thereto;

         (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer upon which the statements contained in the certificate are based in rendering the Officers' Certificate;

         (c) a statement that each such officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

         (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

         "Other Debentures" means all junior subordinated debentures (other than the Debentures) issued by the Corporation from time to time and sold to trusts established or to be established by the Corporation, in each case similar to the Trust.

         "Other Guarantees" means all guarantees (other than the Preferred Securities Guarantee), issued or to be issued by the Corporation from time to time with respect to preferred securities or preference stock issued to trusts (other than the Trust) established or to be established by the Corporation, in each case similar to the Trust.

         "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

          "Preferred Guarantee Trustee" means Wilmington Trust Company, until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Preferred Securities Guarantee and thereafter means each such Successor Preferred Guarantee Trustee.

         "Redemption Price" has the meaning provided therefor in the definition of Guarantee Payments.

         "Responsible Officer" means, with respect to the Preferred Guarantee Trustee, any officer of the Preferred Guarantee Trustee, including any vice-president, any assistant vice-president, any assistant secretary, any assistant treasurer or other officer customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officers knowledge of and familiarity with the particular subject.

         "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing or any petition in bankruptcy or for reorganization relating to the Guarantor whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Junior Subordinated Debentures; provided however, that Senior Debt shall not be deemed to include
(i) any Debt of the Guarantor which when incurred and without respect to any election under Section 1111 (b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Guarantor, (ii) any Debt of the Guarantor to any of its subsidiaries and (iii) Debt to any employee of the Guarantor.

         "Successor Preferred Guarantee Trustee" means a successor Preferred Guarantee Trustee possessing the qualifications to act as Preferred Guarantee Trustee under Section 4. 1.

         "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

                                   ARTICLE II
                               TRUST INDENTURE ACT

SECTION 2.1       TRUST INDENTURE ACT; APPLICATION.

         (a) This Preferred Securities Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Preferred Securities Guarantee and shall, to the extent applicable, be governed by such provisions.

         (b) If and to the extent that any provision of this Preferred Securities Guarantee limits, qualifies or conflicts with the duties imposed by
Section 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

SECTION 2.2       LISTS OF HOLDERS OF SECURITIES.

         (a) The Guarantor shall provide the Preferred Guarantee Trustee with a list, in such form as the Preferred Guarantee Trustee may reasonably require, of the names and addresses of the Holders of the Preferred Securities ("List of Holders") as of April 30 and October 31 of each year, and at such other times as Preferred Guarantee Trustee may reasonably request in writing; provided, that the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Preferred Guarantee Trustee by the Guarantor. The Preferred Guarantee Trustee shall preserve the list of Holders and all information contained therein in as current a form as is reasonably practicable, but may destroy any List of Holders previously given to it on receipt of a new List of Holders.

         (b) The Preferred Guarantee Trustee shall comply with its obligations under Section 311(a) of the Trust Indenture Act (but excluding from the operation of such Section a creditor relationship arising in the circumstances described in Section 311(b) of the Trust Indenture Act) and under Section 312(b) of the Trust Indenture Act.

SECTION 2.3       REPORTS BY THE PREFERRED GUARANTEE TRUSTEE.

         The Preferred Guarantee Trustee shall provide to the Holders of the Preferred Securities such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by, and otherwise in compliance with, Section 313 of the Trust Indenture Act. The Preferred Guarantee Trustee shall also comply with the requirements of Section 313 (d) of the Trust Indenture Act.

SECTION 2.4       PERIODIC REPORTS TO PREFERRED GUARANTEE TRUSTEE.

         The Guarantor shall provide to the Preferred Guarantee Trustee such documents, reports and information as required by Section 314 of the Trust Indenture Act (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act. Delivery of such reports, information and documents to the Preferred Guarantee Trustee is for informational purposes only and the Preferred Guarantee Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained herein, including the Guarantor's compliance with any of its covenants hereunder (as to which the Preferred Guarantee Trustee is entitled to rely exclusively on Officer's Certificates). The Guarantor also shall transmit to the Holders of the Preferred Securities, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, such summaries of the foregoing documents, reports and information as may be required by rules and regulations prescribed by the Commission.

SECTION 2.5       EVIDENCE OF COMPLIANCE WITH CONDITIONS PRECEDENT.

         The Guarantor shall provide to the Preferred Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Preferred Securities Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act that may be required by such Section. Any certificate or opinion required to be given by an officer pursuant to Section 314(c) of the Trust Indenture Act shall be given in the form of an Officers' Certificate.

SECTION 2.6       EVENTS OF DEFAULT; WAIVER.

         The Holders of a Majority in liquidation amount of Preferred Securities may, by vote, on behalf of the Holders of all of the Preferred Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Preferred Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

SECTION 2.7       EVENT OF DEFAULT; NOTICE.

         (a) The Preferred Guarantee Trustee shall, within 90 days after the occurrence of a default hereunder, transmit by mail to the Holders of the Preferred Securities in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act notice of all defaults hereunder actually known to the Preferred Guarantee Trustee, unless such defaults have been cured before the giving of such notice; provided, that except in the case of payment defaults, the Preferred Guarantee Trustee shall be protected in withholding such notice if and so long as the Preferred Guarantee Trustee determines in accordance with
Section 315(b) of the Trust Indenture Act in good faith that the withholding of such notice is in the interest of the Holders of the Preferred Securities.

         (b) The Preferred Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Preferred Guarantee Trustee shall have received written notice, or of which a Responsible Officer of the Preferred Guarantee Trustee charged with the administration of the Trust Agreement shall have obtained actual knowledge.

SECTION 2.8       CONFLICTING INTERESTS.

         The Trust Agreement and Indenture shall be deemed to be specifically described in this Preferred Securities Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.


                                   ARTICLE III
            POWERS, DUTIES AND RIGHTS OF PREFERRED GUARANTEE TRUSTEE

SECTION 3.1       POWERS AND DUTIES OF THE PREFERRED GUARANTEE TRUSTEE.

         (a) This Preferred Securities Guarantee shall be held by the Preferred Guarantee Trustee for the benefit of the Holders of the Preferred Securities, and the Preferred Guarantee Trustee shall not transfer this Preferred Securities Guarantee to any Person except a Holder of Preferred Securities exercising his or her rights pursuant to Section 5.4(b) or to a Successor Preferred Guarantee Trustee on acceptance by such Successor Preferred Guarantee Trustee of its appointment to act as Successor Preferred Guarantee Trustee. The right, title and interest of the Preferred Guarantee Trustee shall automatically vest in any Successor Preferred Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Preferred Guarantee Trustee.

         (b) If an Event of Default has occurred and is continuing, the Preferred Guarantee Trustee shall enforce this Preferred Securities Guarantee for the benefit of the Holders of the Preferred Securities.

         (c) The Preferred Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants shall be read into this Preferred Securities Guarantee against the Preferred Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Preferred Guarantee Trustee shall exercise such of the rights and powers vested in it by this Preferred Securities Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

         (d) No provision of this Preferred Securities Guarantee shall be construed to relieve the Preferred Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

                  (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

                           (A) the duties and obligations of the Preferred Guarantee Trustee shall be determined solely by the express provisions of this Preferred Securities Guarantee, and the Preferred Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants or obligations shall be read into this Preferred Securities Guarantee against the Preferred Guarantee Trustee; and

                           (B) in the absence of bad faith on the part of the Preferred Guarantee Trustee, the Preferred Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed herein, upon any certificates or opinions furnished to the Preferred Guarantee Trustee and conforming to the requirements of this Preferred Securities Guarantee; but in the case of any such certificates or opinions that by any provision hereof are required to be furnished to the Preferred Guarantee Trustee, the Preferred Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Preferred Securities Guarantee;

                  (ii) the Preferred Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Preferred Guarantee Trustee, unless it shall be proved that the Preferred Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

                  (iii) the Preferred Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation amount of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee, or exercising any trust or power conferred upon the Preferred Guarantee Trustee under this Preferred Securities Guarantee; and

                  (iv) no provision of this Preferred Securities Guarantee shall require the Preferred Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Preferred Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Preferred Securities Guarantee or indemnity, reasonably satisfactory to the Preferred Guarantee Trustee, against such risk or liability is not reasonably assured to it.

SECTION 3.2       CERTAIN RIGHTS OF PREFERRED GUARANTEE TRUSTEE.

         (a)      Subject to the provisions of Section 3.1:

                  (i) the Preferred Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;

                  (ii) any direction or act of the Guarantor contemplated by this Preferred Securities Guarantee shall be sufficiently evidenced by an Officers' Certificate;

                  (iii) whenever, in the administration of this Preferred Securities Guarantee, the Preferred Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Preferred Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers' Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor;

                  (iv) the Preferred Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or reregistration thereof);

                  (v) the Preferred Guarantee Trustee may consult with counsel of its selection, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Preferred Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Preferred Securities Guarantee from any court of competent jurisdiction;

                  (vi) the Preferred Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Preferred Securities Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Preferred Guarantee Trustee such security and indemnity, reasonably satisfactory to the Preferred Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the Preferred Guarantee Trustee's agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Preferred Guarantee Trustee; provided that, nothing contained in this Section

                  3.2(a)(vi) shall be taken to relieve the Preferred Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Preferred Securities Guarantee;

                  (vii) the Preferred Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Preferred Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit;

                  (viii) the Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Preferred Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

                  (ix) any action taken by the Preferred Guarantee Trustee or its agents hereunder shall bind the Holders of the Preferred Securities, and the signature of the Preferred Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Preferred Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Preferred Securities Guarantee, both of which shall be conclusively evidenced by the Preferred Guarantee Trustee's or its agent's taking such action;

                  (x) whenever in the administration of this Preferred Securities Guarantee the Preferred Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Preferred Guarantee Trustee (i) may request written instructions from the Holders of a Majority in liquidation amount of the Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such written instructions are received, and
                  (iii) shall be protected in relying on or acting in accordance with such instructions.

         (b) No provision of this Preferred Securities Guarantee shall be deemed to impose any duty or obligation on the Preferred Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Preferred Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Preferred Guarantee Trustee shall be construed to be a duty.

SECTION 3.3 NOT RESPONSIBLE FOR RECITALS OR ISSUANCE OF GUARANTEE.

         The Recitals contained in this Guarantee shall be taken as the statements of the Guarantor, and the Preferred Guarantee Trustee does not assume any responsibility for their correctness. The Preferred Guarantee Trustee makes no representation as to the validity or sufficiency of this Preferred Securities Guarantee.


                                   ARTICLE IV
                           PREFERRED GUARANTEE TRUSTEE

SECTION 4.1 PREFERRED GUARANTEE TRUSTEE; ELIGIBILITY.

         (a) There shall at all times be a Preferred Guarantee Trustee which shall:

                  (i)      not be an Affiliate of the Guarantor; and

                  (ii) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1 (a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

         (b) If at any time the Preferred Guarantee Trustee shall cease to be eligible to so act under Section 4.1 (a), the Preferred Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

         (c) If the Preferred Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Preferred Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2 APPOINTMENT, REMOVAL AND RESIGNATION OF PREFERRED GUARANTEE
            TRUSTEES.

         (a) Subject to Section 4.2(c), the Preferred Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

         (b) The Preferred Guarantee Trustee may be removed for cause at any time by Act (within the meaning of Section 608 of the Trust Agreement) of the Holders of at least a Majority in liquidation amount of the Preferred Securities, delivered to the Preferred Guarantee Trustee.

         (c) The Preferred Guarantee Trustee shall not be removed in accordance with Sections 4.2(a) and 4.2(b) until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Preferred Guarantee Trustee and delivered to the Guarantor.

         (d) The Preferred Guarantee Trustee appointed to office shall hold office until a Successor Preferred Guarantee Trustee shall have been appointed or until its removal or resignation. The Preferred Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Preferred Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Preferred Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Preferred Guarantee Trustee and delivered to the Guarantor and the resigning Preferred Guarantee Trustee.

         (e) If no Successor Preferred Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery of an instrument of resignation, the resigning Preferred Guarantee Trustee may petition any court of competent jurisdiction for appointment of a Successor Preferred Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Preferred Guarantee Trustee.

         (f) No Preferred Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Preferred Guarantee Trustee.

         (g) Upon termination of this Preferred Securities Guarantee or removal or resignation of the Preferred Guarantee Trustee pursuant to this Section 4.2, the Guarantor shall pay to the Preferred Guarantee Trustee all amounts accrued to the date of such termination, removal or resignation.


                                    ARTICLE V
                                    GUARANTEE

SECTION 5.1 GUARANTEE.

         The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.

SECTION 5.2 WAIVER OF NOTICE AND DEMAND.

         The Guarantor hereby waives notice of acceptance of this Preferred Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3 OBLIGATIONS NOT AFFECTED.

         The obligations, covenants, agreements and duties of the Guarantor under this Preferred Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Trust;

         (b) the extension of time for the payment by the Trust of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Junior Subordinated Debentures);

         (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Trust granting indulgence or extension of any kind;

         (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

         (e) any invalidity of, or defect or deficiency in, the Preferred Securities;

         (f) any failure or omission to receive any regulatory approval or consent required in connection with the Preferred Securities (or the common equity securities issued by the Trust), including the failure to receive any regulatory approval required in connection with the redemption of the Preferred Securities;

         (g) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

         (h) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

         There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4       RIGHTS OF HOLDERS.

         (a) The Guarantor expressly acknowledges that: (i) this Guarantee will be deposited with the Preferred Guarantee Trustee to be held for the benefit of the Holders; (ii) the Preferred Guarantee Trustee has the right to enforce this Preferred Securities Guarantee; and (iii) Holders of a Majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of this Preferred Securities Guarantee or exercising any trust or power conferred upon the Preferred Guarantee Trustee under this Preferred Securities Guarantee.

         (b) Any Holder of Preferred Securities may institute a legal proceeding directly against the Guarantor to enforce its rights under this Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other Person.

SECTION 5.5       GUARANTEE OF PAYMENT.

         This Preferred Securities Guarantee creates a guarantee of payment and not of collection. This Preferred Securities Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust).

SECTION 5.6       SUBROGATION.

         The Guarantor shall be subrogated to all (if any) rights of the Holders of Preferred Securities against the Trust in respect of any amounts paid to such Holders by the Guarantor under this Preferred Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Preferred Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Preferred Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 5.7       INDEPENDENT OBLIGATIONS.

         The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this

Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (h), inclusive, of Section 5.3 hereof.


                                   ARTICLE VI
                    LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 6.1       LIMITATION OF TRANSACTIONS.

         So long as any Preferred Securities remain outstanding, if there shall have occurred an Event of Default under this Preferred Securities Guarantee, an Event of Default under the Trust Agreement or during an Extended Interest Payment Period (as defined in the Indenture), then (a) the Guarantor shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) the reclassification of any class of the Company's capital stock into another class of capital stock, (ii) dividends or distributions payable in any class of the Company's common stock, (iii) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (iv) purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees), and (b) the Guarantor shall not make any payment of interest or principal on or repay, repurchase or redeem any debt securities issued by the Guarantor (including Other Debentures) which rank pari passu with or junior to the Junior Subordinated Debentures; and (c) the Guarantor shall not redeem, purchase or acquire less than all of the outstanding Debentures or any of the Preferred Securities.

SECTION 6.2       RANKING.

         This Preferred Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all Senior Debt of the Guarantor, (ii) pari passu with the most senior preferred securities or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect to any preferred securities or preference stock of any Affiliate of the Guarantor, including but not limited to the Preferred Securities Guarantee Agreement heretofore entered into by Guarantor in respect of the Metropolitan Capital Trust I Preferred Securities and any Other Guarantees, and (iii) senior to the Guarantor's common stock.

                                   ARTICLE VII
                                   TERMINATION

SECTION 7.1       TERMINATION.

         This Preferred Securities Guarantee shall terminate upon (i) full payment of the Redemption Price of all Preferred Securities, (ii) upon full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust, or (iii) upon distribution of the Junior

Subordinated Debentures to the Holders of the Preferred Securities. Notwithstanding the foregoing, this Preferred Securities Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or under this Preferred Securities Guarantee.


                                  ARTICLE VIII
                                 INDEMNIFICATION

SECTION 8.1       EXCULPATION.

         (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Preferred Securities Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Preferred Securities Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's negligence or willful misconduct with respect to such acts or omissions.

         (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of Preferred Securities might properly be paid.

SECTION 8.2       INDEMNIFICATION.

         The Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any and all loss, liability or expense, including taxes (other than taxes based on the income of the Guarantee Trustee) incurred without negligence or bad faith on the part of such Indemnified Person, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section 8.2 shall survive the termination of this Preferred Securities Guarantee. The provisions of this Section shall survive the termination of the Preferred Securities Guarantee.

                                   ARTICLE IX
                                  MISCELLANEOUS

SECTION 9.1       SUCCESSORS AND ASSIGNS.

         All guarantees and agreements contained in this Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding. Guarantor shall not assign its obligations hereunder except in connection with a consolidation, merger, sale or other transaction involving the Guarantor that is permitted under Article XII of the Indenture and unless the assignee thereof agrees in writing, in form and substance reasonably satisfactory to the Preferred Guaranty Trustee, to perform all the Guarantor's obligations hereunder with the same effect as if it had been named herein as Guarantor, and any purported assignment that is not in accordance with these provisions shall be void.

SECTION 9.2       AMENDMENTS.

         Except with respect to any changes that do not materially adversely affect the rights of Holders (in which case no consent of Holders will be required), this Preferred Securities Guarantee may only be amended with the prior approval of the Holders of at least a Majority in liquidation amount of the Preferred Securities. The provisions of Article VI of the Trust Agreement with respect to meetings of Holders of the Preferred Securities apply to the giving of such approval.

SECTION 9.3       NOTICES.

         All notices provided for in this Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first-class mail, as follows:

         (a) If given to the Preferred Guarantee Trustee, at the Preferred Guarantee Trustee's mailing address set forth below (or such other address as the Preferred Guarantee Trustee may give notice of to the Holders of the Preferred Securities):

         Wilmington Trust Company
         Rodney Square North
         1100 North Market Street
         Wilmington, Delaware 19890
         Facsimile No.     (302) 651-8882
         Attention:        Corporate Trust Administration

         (b) If given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Preferred Securities):

         Metropolitan Financial Corp.
         6001 Landerhaven Drive
         Mayfield Heights, Ohio   44124
         Facsimile No.      (440) 646-0103
         Attention:        President

         (c) If given to any Holder of Preferred Securities, at the address set forth on the books and records of the Trust.

         All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 9.4       BENEFIT.

         This Preferred Securities Guarantee is solely for the benefit of the Holders of the Preferred Securities and, subject to Section 3.1 (a), is not separately transferable from the Preferred Securities.

SECTION 9.5       GOVERNING LAW.

         THIS PREFERRED SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.


         This Preferred Securities Guarantee is executed as of the day and year first above written.

                                    METROPOLITAN FINANCIAL CORP.,  AS
                                    GUARANTOR

                                    By:      _______________________________
                                    Name:    David G. Lodge
                                    Title:   President


                                    WILMINGTON TRUST COMPANY, AS
                                    PREFERRED GUARANTEE TRUSTEE


                                    By:      _______________________________
                                    Name:    _______________________________
                                    Title:   _______________________________